January 2016

Pricing Sheet dated January 15, 2016 relating to

Preliminary Pricing Supplement dated December 29, 2015

Registration Statement No. 333-199966

Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due January 19, 2018

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS — January 15, 2016
Issuer:		JPMorgan Chase & Co.
Underlying stock:		Common stock of Apple Inc.
Aggregate principal amount:		$7,692,270
Payment at maturity:		If the final stock price is greater than the initial stock price, for each $10 stated principal amount Trigger PLUS:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final stock price is less than or equal to the initial stock price but is greater than or equal to the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 + ($10 × absolute stock return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying stock. In no event will this amount exceed the stated principal amount plus $1.50.
If the final stock price is less than the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 × stock performance factor
This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of more than 15%, and possibly all, of your investment.
Leveraged upside payment:		$10 × leverage factor × stock percent change
Stock percent change:		(final stock price – initial stock price) / initial stock price
Absolute stock return:		The absolute value of the stock percent change. For example, a -5% stock percent change will result in a +5% absolute stock return.
Initial stock price:		The closing price of one share of the underlying stock on the pricing date, which was $97.13
Final stock price:		The closing price of one share of the underlying stock on the valuation date
Stock adjustment factor:		The stock adjustment factor is referenced in determining the closing price of one share of the underlying stock and is set initially at 1.0 on the pricing date. The stock adjustment factor is subject to adjustment in the event of certain corporate events affecting the underlying stock.
Trigger level:		$82.5605, which is 85% of the initial stock price
Leverage factor:		150%
Stock performance factor:		final stock price / initial stock price
Maximum payment at maturity:		$13.90 (139.00% of the stated principal amount) per Trigger PLUS
Stated principal amount:		$10 per Trigger PLUS
Issue price:		$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:		January 15, 2016
Original issue date (settlement date):		January 21, 2016
Valuation date:		January 16, 2018, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement no. 4a-I
Maturity date:		January 19, 2018, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
CUSIP / ISIN:		48128A590 / US48128A5902
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Trigger PLUS	$10.00	$0.20(2)	$9.75
$0.05(3)
Total	$7,692,270.00	$192,306.75	$7,499,963.25
(1)	See “Additional Information about the Trigger PLUS — Supplemental use of proceeds and hedging” in the accompanying preliminary pricing supplement for information about the components of the price to public of the Trigger PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.20 per $10 stated principal amount Trigger PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount Trigger PLUS

The estimated value of the Trigger PLUS on the pricing date as determined by JPMS was $9.469 per $10 stated principal amount Trigger PLUS. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in the accompanying preliminary pricing supplement for additional information.

The Trigger PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary pricing supplement describing the offering and the related product supplement no. 4a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Trigger PLUS” in the accompanying preliminary pricing supplement.

Preliminary pricing supplement dated December 29, 2015: http://www.sec.gov/Archives/edgar/data/19617/000114036115045862/form424b2.htm

Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.